EXHIBIT 99.1

Cbeyond Reports Fourth Quarter 2012 Results

Introduction of 2.0 Cloud and Network Bundled Offering; Stabilizing ARPU Trends

ATLANTA, Feb. 27, 2013 (GLOBE NEWSWIRE) -- Cbeyond, Inc. (Nasdaq:CBEY), ("Cbeyond"), the technology ally for small and mid-sized businesses, today announced its results for the fourth quarter ended December 31, 2012.

Recent financial and operating highlights include:

  Fourth quarter 2012 total revenue of $118.9 million compared with $123.3 million in the fourth quarter of 2011 and $121.5 million in the third quarter of 2012;
  Adjusted EBITDA of $18.8 million in the fourth quarter of 2012 compared with $22.6 million in the fourth quarter of 2011, and $25.2 million in the third quarter of 2012 (see reconciliation tables for reconciliation to net income);
  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $4.3 million in the fourth quarter of 2012, compared with $4.2 million in the fourth quarter of 2011, and $7.7 million in the third quarter of 2012;
  Net loss of $5.8 million in the fourth quarter of 2012, compared with a net loss of $5.0 million in the fourth quarter of 2011, and net income of $2.0 million in the third quarter of 2012;
  Cbeyond 2.0 revenue was 9.5% of total revenue in the fourth quarter, an increase from 7.8% last quarter;
  Average monthly revenue per customer (ARPU) of $638 during the fourth quarter of 2012 compared with $640 in the third quarter of 2012 and $650 in the fourth quarter of 2011 (see selected quarterly operating metrics table for an ARPU definition); and,
  Annual guidance for 2013 of $475 million to $485 million of revenue, $75 million to $82 million of adjusted EBITDA, $60 million to $65 million of cash capital expenditures, and $15 million to $20 million of free cash flow.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and twelve months ended December 31, 2012, include:

	For the Three Months Ended December 31,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue (total)	$ 123,321	$ 118,870	$ (4,451)	(3.6%)
Operating expenses	$ 123,293	$ 122,402	$ (891)	(0.7%)
Operating income (loss)	$ 28	$ (3,532)	$ (3,560)	N/M
Net income (loss)	$ (5,026)	$ (5,775)	$ (749)	(14.9%)
Capital expenditures (total)	$ 18,369	$ 19,464	$ 1,095	6.0%

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	62,169	59,692	(2,477)	(4.0%)
Net Network Access Customer Additions	1,044	(1,184)	(2,228)	(213.4%)
Average Monthly Churn Rate	1.4%	1.6%	0.2%	14.3%
Average Monthly Revenue Per Network Access Customer	$ 650	$ 638	$ (12)	(1.8%)
Adjusted EBITDA	$ 22,559	$ 18,828	$ (3,731)	(16.5%)
Cash capital expenditures	$ 18,369	$ 14,488	$ (3,881)	(21.1%)

	For the Twelve Months Ended December 31,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue (total)	$ 485,422	$ 487,966	$ 2,544	0.5%
Operating expenses	$ 488,941	$ 483,120	$ (5,821)	(1.2%)
Operating income (loss)	$ (3,519)	$ 4,846	$ 8,365	N/M
Net income (loss)	$ (7,984)	$ (2,322)	$ 5,662	70.9%
Capital expenditures (total)	$ 77,691	$ 69,938	$ (7,753)	(10.0%)

Key Operating Metrics and Non-GAAP Financial Measures
(dollars in thousands, except Average Monthly Revenue Per Network Access Customer)
Network Access Customers (At Period End)	62,169	59,692	(2,477)	(4.0%)
Net Network Access Customer Additions	5,197	(2,477)	(7,674)	(147.7%)
Average Monthly Churn Rate	1.4%	1.6%	0.2%	14.3%
Average Monthly Revenue Per Network Access Customer	$ 661	$ 649	$ (12)	(1.8%)
Adjusted EBITDA	$ 80,163	$ 94,245	$ 14,082	17.6%
Cash capital expenditures	$ 77,604	$ 61,605	$ (15,999)	(20.6%)

Management Comments

"Over the past twelve months we made significant progress in evolving our business model to provide services at the intersection of cloud, network and security," said Jim Geiger, chief executive officer of Cbeyond, Inc. "In addition, I'm proud to note that we met or exceeded our public guidance while pursuing these important changes in our business. Going forward, we intend to build on last year's progress with a focus on improving sales productivity and driving further refinement to our service delivery processes to address the emerging needs of our technology dependent customers."

Geiger added, "With the recent launch of our new offering that bundles cloud services with broadband, called Cloud Advantage, Cbeyond can now provide a full suite of cloud and communications services delivered over our privately managed network to small and mid-sized businesses, taking care of their IT infrastructure needs from their desktop and phone all the way to our cloud data center. We believe this provides us with a unique competitive advantage as compared to cloud providers operating without the benefit of a reliable and secure managed private network when hosting mission-critical applications."

Geiger continued, "We are very excited about our new bundles and go-to market approach. We believe this will assist in accelerating cloud adoption in the small and mid-sized business market, enabling us to improve ARPU and return to growth in revenue in the coming periods."

Fourth Quarter Financial and Business Summary

Revenue and ARPU

Cbeyond reported total revenue of $118.9 million for the fourth quarter of 2012, a decrease of 3.6% from the fourth quarter of 2011 and a decrease of 2.2% from the third quarter of 2012. Managed Hosting and Cloud revenue was $6.5 million during the quarter, an increase of 15.8% year-over-year. The revenue trends in the quarter, which were in-line with Company guidance, reflect the current sales force transition, the ramp of 2.0 efforts and customer churn that was slightly higher than last year's period.

ARPU was $638 in the fourth quarter of 2012, compared with $640 in the third quarter of 2012, and $650 in the fourth quarter of 2011. While ARPU appears to be stabilizing on a sequential basis, the most significant contributor to the year-over-year decline in ARPU during the fourth quarter was pricing pressure in our traditional base.

Cost of Service and Gross Margin

Cbeyond's gross margin was 67.0% in the fourth quarter of 2012, an increase of 30 basis points from the 66.7% level in the fourth quarter of 2011 and 120 basis point decrease from the 68.2% in the third quarter of 2012. The sequential change in gross margin was the result of lower cost recoveries from network partners and higher mobile costs, which were the result of a greater mix of smart phones.

Adjusted EBITDA and Net Income

Adjusted EBITDA for the fourth quarter of 2012 was $18.8 million, as compared with adjusted EBITDA of $25.2 million in the third quarter of 2012, and $22.6 million in the fourth quarter of 2011. The quarter-to-quarter and year-over-year declines in adjusted EBITDA were in-line with Company guidance and were the result of lower revenue and a higher SG&A expense, driven by hiring in new sales channels.

Cbeyond reported a net loss of $5.8 million for the fourth quarter of 2012 compared with a net loss of $5.0 million in the fourth quarter of 2011 and net income of $2.0 million in the third quarter of 2012. The quarter-to-quarter change in net income was driven predominantly by the decrease in Adjusted EBITDA as well as a $3.3 million impact to income tax expense resulting from a write-down of deferred tax assets.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents amounted to $30.6 million at the end of the fourth quarter of 2012, as compared with $23.9 million at the end of the third quarter of 2012.   The Company currently has $2.0 million outstanding on its fiber loan while it does not have any outstanding borrowings under its $75.0 million revolving credit facility. The Company also had $6.3 million in outstanding capital lease obligations on its balance sheet as of the end of 2012.

Capital Expenditures

Total capital expenditures were $19.5 million during the fourth quarter of 2012, of which $14.5 million were cash capital expenditures. The Company incurred $5.0 million in non-cash capital expenditures during the fourth quarter, consisting of $1.6 million from a lease of servers and computers at its data center and $3.4 million in capital lease obligations related to its fiber assets. The majority of the Company's non-cash capital expenditures represent Cbeyond's capital leases of fiber network assets.  In the third quarter of 2012, capital expenditures were $17.5 million, all of which were cash capital expenditures.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $4.3 million in the fourth quarter of 2012, compared with $7.7 million in the third quarter of 2012 and $4.2 million in the fourth quarter of 2011. The sequential change was in-line with expectations and was due to lower sequential revenue and higher SG&A, which were partially offset by lower capital expenditures.

Business Outlook for 2013

Cbeyond provides the following guidance for 2013:

  Revenue of $475 million to $485 million
  Adjusted EBITDA of $75 million to $82 million
  Cash capital expenditures of $60 million to $65 million; and
  Free cash flow of $15 million to $20 million

Regarding capital expenditures, it should be noted that the guidance range of $60 million to $65 million, as well as the resulting $15 million to $20 million of free cash flow (adjusted EBITDA less capital expenditures), relates to cash capital expenditures. Cbeyond has already and may continue to enter into agreements for fiber network assets and computer equipment involving long-term capital leases that will create additional non-cash capital expenditures this year not included in the guidance range provided above. The assets acquired under these agreements are excluded from the Company's definition of cash capital expenditures because they do not require upfront outlays of cash.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, February 27, 2013, at 5:00 p.m. EST. A live broadcast of the conference call will be available on-line at www.cbeyond.com. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (Nasdaq:CBEY), a cloud and communications services provider, is the technology ally for small and mid-sized business. Our private, proactively-managed IP network connects customers to voice, data and enterprise applications hosted in our award-winning cloud data centers. Since 1999, Cbeyond has served the unmet needs of businesses through technology and service innovation. We were the first company to build an all-IP network specifically for small businesses and among the few to offer consultative sales and service professionals onsite. Today, our expanded portfolio helps customers reduce the burden of outlaying capital and manpower to manage infrastructure. Creating an exceptional customer experience is in our DNA. It's why more than a third of our approximately 60,000 customers come from referrals.  For more information on Cbeyond, visit www.cbeyond.com and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.

The Cbeyond logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=16243

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; the risk that the anticipated benefits, growth prospects and synergies expected from our acquisitions may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating acquired companies into our existing business, including changing relationships with customers, employees or suppliers; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from the acquired companies; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and medium sized businesses continue to spend on cloud, network and security services; our ability to recruit, maintain and grow a sales force focused exclusively on our technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the "Risk Factors" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8‑K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward‑looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. However, we use adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. On a less frequent basis, adjusted EBITDA may exclude charges for employee severances, asset or facility impairments, and other exit activity costs associated with a management directed plan. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company's business.

Adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company's business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, adjusted EBITDA permits a comparative assessment of the Company's operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company defines free cash flow as adjusted EBITDA less cash capital expenditures. Cbeyond believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends or share repurchases. Internally, Cbeyond has also begun to focus on free cash flow as an important operating performance metric and has designed its corporate bonus compensation plan to utilize free cash flow as a component. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. Additionally, the Company does not present or manage free cash flow on a segment basis.

Historically, we have defined free cash flow as adjusted EBITDA less total capital expenditures. During the first quarter of 2012, we refined our definition of capital expenditures for purposes of calculating free cash flow to distinguish capital expenditures that require the up-front outlay of cash from those where payment is deferred on a longer-term basis. This distinction is primarily driven by the significant investments we are making to lease fiber network assets that have an expected useful life of 20 years, which is substantially longer than our typical asset lives. We believe this distinction is warranted and appropriate since these investments are expected to yield meaningful positive cash flows in future periods when the debt and lease payments occur. These favorable future cash flows will result from fiber infrastructure replacing a significant portion of the access and transport circuits we currently lease from incumbent local exchange carriers (or "ILECs"). We have recast all historical disclosures of capital expenditures as well as free cash flow for all periods presented in this Form 10-K to be consistent with this delineation between cash and non-cash capital expenditures.

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2011	2012

Revenue	$ 123,321	$ 118,870	$ 485,422	$ 487,966

Operating expenses:
Cost of revenue (excluding depreciation and amortization)	41,045	39,259	161,306	158,582
Selling, general and administrative (excluding depreciation and amortization)	63,153	64,538	257,740	250,515
Depreciation and amortization	19,095	18,605	69,895	74,023
Total operating expenses	123,293	122,402	488,941	483,120

Operating income (loss)	28	(3,532)	(3,519)	4,846

Other income (expense):
Interest expense, net	(137)	(168)	(500)	(577)
Other income, net	1	-	1,211	-
Total other income (expense)	(136)	(168)	711	(577)

Income (loss) before income taxes	(108)	(3,700)	(2,808)	4,269

Income tax expense	(4,918)	(2,075)	(5,176)	(6,591)

Net income (loss)	$ (5,026)	$ (5,775)	$ (7,984)	$ (2,322)

Net Income (loss) per common share:
Basic	$ (0.17)	$ (0.19)	$ (0.27)	$ (0.08)
Diluted	$ (0.17)	$ (0.19)	$ (0.27)	$ (0.08)

Weighted average number of common shares outstanding:
Basic	28,925	29,877	29,224	29,482
Diluted	28,925	29,877	29,224	29,482

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2011	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$ 8,521	$ 30,620
Accounts receivable, net of allowance for doubtful accounts	24,871	23,328
Other assets	11,526	12,423
Total current assets	44,918	66,371

Property and equipment, net	160,470	157,624
Other non-current assets, net	35,684	31,053
Total assets	$ 241,072	$ 255,048

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 14,467	$ 15,870
Other current liabilities	53,760	52,623
Total current liabilities	68,227	68,493

Non-current liabilities	8,858	7,722
Non-current portion of long-term debt	-	6,947

Stockholders' equity
Common stock	289	299
Additional paid-in capital	311,370	323,584
Accumulated deficit	(147,672)	(151,997)
Total stockholders' equity	163,987	171,886
Total liabilities and stockholders' equity	$ 241,072	$ 255,048

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Network Access Customer Data)
(Unaudited)

	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012	Dec. 31 2012
Revenues
Network, Voice and Data	$ 117,702	$ 118,087	$ 117,674	$ 115,164	$ 112,364
Managed Hosting and Cloud	5,619	5,756	6,088	6,327	6,506
Total Revenue	$ 123,321	$ 123,843	$ 123,762	$ 121,491	$ 118,870

Adjusted EBITDA	$ 22,559	$ 22,974	$ 27,236	$ 25,207	$ 18,828
Adjusted EBITDA margin (As % of Total Revenue)	18.3%	18.6%	22.0%	20.7%	15.8%

Cash Capital Expenditures	$ 18,369	$ 14,836	$ 14,765	$ 17,516	$ 14,488
Non-cash Capital Expenditures
Capital Leases	$ -	$ 2,400	$ 957	$ -	$ 4,976
Leasehold Improvements	$ -	$ -	$ -	$ -	$ -
Total Capital Expenditures	$ 18,369	$ 17,236	$ 15,722	$ 17,516	$ 19,464

Free cash flow	$ 4,190	$ 8,138	$ 12,471	$ 7,691	$ 4,340

Network Access Customer Data
Network Access Customers (At Period End)	62,169	62,465	62,015	60,876	59,692
Net Network Access Customer Additions	1,044	296	(450)	(1,139)	(1,184)
Average Monthly Churn Rate (1)	1.4%	1.5%	1.5%	1.6%	1.6%
Average Monthly Revenue Per Network Access Customer (2)	$ 650	$ 645	$ 645	$ 640	$ 638

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of network access customers disconnected in that month divided by the number of network access customers on the Company's network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of network access customers at the beginning of the period and the number of network access customers at the end of the period, divided by the number of months in the period. Revenue used to calculate ARPU is defined as the revenue associated with customers where Cbeyond provides network access and includes all Network, Voice and Data revenue and the portion of Managed Hosting and Cloud revenue where Cbeyond provides network access.

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Three Months Ended,
	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012	Dec. 31 2012

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 4,190	$ 8,138	$ 12,471	$ 7,691	$ 4,340
Cash capital expenditures	18,369	14,836	14,765	17,516	14,488
Adjusted EBITDA	$ 22,559	$ 22,974	$ 27,236	$ 25,207	$ 18,828
Depreciation and amortization	(19,095)	(18,876)	(18,370)	(18,172)	(18,605)
Non-cash share-based compensation	(3,598)	(3,783)	(2,939)	(2,975)	(3,443)
MaximumASP purchase accounting adjustments	162	-	-	-	-
Transaction costs	-	-	-	-	-
Realignment costs	-	(1,640)	(284)	-	(312)
Interest expense, net	(137)	(127)	(144)	(138)	(168)
Other income, net	1	-	-	-	-
Income (loss) before income taxes	(108)	(1,452)	5,499	3,922	(3,700)

Income tax (expense) benefit	(4,918)	258	(2,805)	(1,969)	(2,075)
Net income (loss)	$ (5,026)	$ (1,194)	$ 2,694	$ 1,953	$ (5,775)

	Twelve Months Ended
	Dec. 31,
	2011	2012

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):

Free Cash Flow	$ 2,559	$ 32,640
Cash capital expenditures	77,604	61,605
Adjusted EBITDA	$ 80,163	$ 94,245
Depreciation and amortization	(69,895)	(74,023)
Non-cash share-based compensation	(14,149)	(13,140)
MaximumASP purchase accounting adjustments	516	-
Transaction costs	(154)	-
Realignment costs	-	(2,236)
Interest expense, net	(500)	(577)
Other income, net	1,211	-
Income (loss) before income taxes	(2,808)	4,269

Income tax (expense) benefit	(5,176)	(6,591)
Net income (loss)	$ (7,984)	$ (2,322)

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(Dollars in thousands, except for ARPU)
(Unaudited)

	Three Months Ended,
	Dec. 31 2011	Mar. 31 2012	Jun. 30 2012	Sep. 30 2012	Dec. 31 2012

Calculation of ARPU:
Total revenue	$ 123,321	$ 123,843	$ 123,762	$ 121,491	$ 118,870
Cloud only revenue	(3,186)	(3,245)	(3,367)	(3,486)	(3,483)
(A) Network access customer revenue	$ 120,135	$ 120,598	$ 120,395	$ 118,005	$ 115,387

(B) Average Network access customers	61,647	62,317	62,240	61,446	60,284
ARPU (A / B / number of months in period)	$ 650	$ 645	$ 645	$ 640	$ 638

	Twelve Months Ended
	Dec. 31,
	2011	2012

Calculation of ARPU:
Total revenue	$ 485,422	$ 487,966
Cloud only revenue	(12,793)	(13,581)
(A) Network access customer revenue	$ 472,629	$ 474,385

(B) Average Network access customers	59,571	60,931
ARPU (A / B / number of months in period)	$ 661	$ 649
CONTACT: Investor Contact:
         Cbeyond, Inc.
         T.C. Robillard
         Investor Relations
         (678) 486-8023
         tc.robillard@cbeyond.com